Exhibit 10.2
TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is entered into between Carlos Fernandez (“Fernandez”) and John Bean Technologies Corporation (the “Company”) as of August 15, 2022.

I.TRANSITION

Fernandez is currently serving as Executive Vice President, President Diversified Food & Health of the Company, and as a member of the Executive Leadership Team of the Company. Fernandez has informed the Company of his desire to cease serving in such roles and of his interest in continuing his employment with the Company in another role. Fernandez and the Company agree that it is in the best interest of Fernandez and the Company for Fernandez’s employment relationship with the Company to transition under the terms set forth below:

Fernandez hereby resigns from his position as Executive Vice President, President Diversified Food & Health, and as a member of the Executive Leadership Team, effective October 1, 2022 (the “Transition Date”).

Effective on the Transition Date, Fernandez will assume the position of Executive Vice President, Customer Sustainability & Market Development, reporting to the Company’s Chief Executive Officer, performing such duties as are assigned to him by the Company’s Chief Executive Officer. The terms of Fernandez’s employment in this role will be as specified in a separate offer letter signed by Fernandez on or before August 15, 2022 (the “New Agreement”). For a period of six months after the Transition Date, Fernandez shall also provide such transitional assistance to his successor as President Diversified Food & Health as is from time to time requested by such successor and the Company’s Chief Executive Officer.

Fernandez’s employment as Executive Vice President, Customer Sustainability & Market Development, shall continue so long as is mutually desirable to the Company and Fernandez, but the continuation of this role or any other role Fernandez may assume in the Company will be formally reconsidered on June 1, 2023 (the “Assessment Date”) provided Fernandez remains an employee of the Company at such time. This Agreement shall not be construed to create or imply a contract of employment for any fixed or certain period of time and Fernandez remains an employee “at will” and may voluntarily leave the employ of Company at any time, for any reason or no reason (with or without cause), and conversely may be terminated by the Company at any time with or without cause or reason or notice.

II.IMPACT ON BENEFITS, ROLES AND RESPONSIBILITIES

In consideration of the benefits provided under the New Agreement, effective on the Transition Date, the Executive Severance Agreement between the Company and Fernandez dated September 11, 2017 will be terminated, and Mr. Fernandez will no longer be entitled to any of the benefits described in that agreement. Fernandez will also no longer be a beneficiary of the Company’s Amended and Restated Executive Severance Pay Plan dated May 15, 2020, effective on the Transition Date. Fernandez will retain his existing Company-provided automobile, life and disability insurance benefits, financial and tax planning reimbursement benefits and executive health benefits at existing levels and subject to continuing satisfaction of related benefit requirements. Although Fernandez will no longer serve as a corporate officer of the Company, he will retain his existing positions as a director or officer of certain Company subsidiaries until appropriate actions are completed which are required to remove him from those roles (execution of agreements and completion of local requirements).

Fernandez further agrees to take such actions as are requested from time to time by the Company’s Secretary to effectuate his resignation as an executive officer of the Company and as a director or officer of any of the Company’s subsidiaries to which he has been appointed during his employment with the Company.

The parties further agree that this Agreement will not negatively impact Fernandez’s: (i) entitlement to benefits accrued under the John Bean Technologies Corporation Salaried Employees’ Retirement Program, the John Bean Technologies Corporation Savings and Investment Plan, the John Bean Technologies Corporation Salaried Employees’ Equivalent Retirement Plan, the John Bean Technologies Corporation Non-Qualified Savings and Investment Plan; or (ii) any of Fernandez’s other vested benefits under any other employee benefit plans not listed in (i) and except as expressly modified herein, all of which shall be payable in accordance with the terms of the respective plans.

III.PUBLICITY

    The Company and Fernandez will prepare mutually agreeable statement(s) to be used to announce Fernandez’s transition of roles at the Company, at time(s) to be agreed upon by the parties, subject to any requirements under securities disclosure regulations.

IV.INTELLECTUAL PROPERTY AND RESTRICTIVE COVENANTS AGREEMENT

    In consideration of the benefits provided under the New Agreement, and as a condition precedent to its effectiveness, Fernandez agrees to execute and deliver an agreement in the form attached hereto as Exhibit A confirming his undertakings with respect to the Company’s intellectual property and certain restrictive covenants to be observed during and after his employment with the Company.

V.GENERAL PROVISIONS

The validity of this Agreement shall be construed under Illinois law. This Agreement constitutes the complete and total agreement between the Company and Fernandez with respect to issues addressed herein and supersedes and replaces any and all prior understandings and agreements (written, oral, or implied) regarding all matters addressed herein. However, this Agreement shall not in any way affect, modify, or nullify any agreement Fernandez has entered into with the Company which obligates him to protect the Company’s confidential information, refrain from competing with the Company, or soliciting Company employees or customers after his employment ends, including, but not limited to, such restrictions as contained in the Restrictive Covenant Agreement.

The parties mutually understand and agree that this Agreement does not constitute any admission of fault, responsibility or liability on the part of Fernandez or the Company. The parties further agree and acknowledge that this Agreement is based solely upon the unique circumstances involved and has no precedential value whatsoever regarding other past, current or future employees of the Company.

Fernandez represents that he is not relying on any other agreements or oral representations not fully expressed in this document. Fernandez agrees that this Agreement shall not be modified, altered, or discharged except by a written instrument signed by the Company’s Chief Executive Officer or Executive Vice President, Human Resources (or their designees), except as set forth in the last two sentences of this paragraph. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Agreement. Fernandez further agrees that this document may be used as evidence in a subsequent proceeding in which the Company or he alleges a breach of this Agreement or as a complete defense to any lawsuit. Other than this exception, Fernandez agrees that this Agreement will not be introduced as evidence in any administrative proceeding or in any lawsuit. Fernandez and the Company agree that if any provision of this Agreement is held invalid in any respect by a court of competent jurisdiction, it shall not affect the validity of any other provision of this Agreement. Further, Fernandez and the Company agree that if any provision of Section VII of this Agreement is held by a court of competent jurisdiction to be unreasonable as to time, scope or otherwise, it shall be construed by limiting and reducing it so as to be enforceable under applicable law.

IN WITNESS WHEREOF, the parties hereto have executed this Transition Agreement as of the date first written above.

CARLOS FERNANDEZ /Carlos Fernandez/ Signature	JOHN BEAN TECHNOLOGIES CORPORATION /Brian Deck/ By: Brian Deck Chief Executive Officer